Execution Version

TENTH SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE (this “Senior Secured Notes Supplemental Indenture”) dated as of June 16, 2015 among REYNOLDS GROUP ISSUER LLC, a Delaware limited liability company (the “US Issuer I”), REYNOLDS GROUP ISSUER INC., a Delaware corporation (the “US Issuer II” and, together with the US Issuer I, the “US Issuers”), REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A., a company incorporated as a Luxembourg société anonyme (a public limited liability company) having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 148957 (the “Luxembourg Issuer” and, together with the US Issuers, the “Issuers”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a company incorporated as a Luxembourg société anonyme (a public limited liability company) having its registered office at 6C, rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under B 128592 (“BP I”), the affiliate of the Issuers party hereto (the Additional Senior Secured Note Guarantor”), THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”), principal paying agent, transfer agent, registrar and collateral agent (the “Original Collateral Agent”) and WILMINGTON TRUST (LONDON) LIMITED, as additional collateral agent (the “Additional Collateral Agent”), under the indenture dated as of September 28, 2012, as amended or supplemented (the “Senior Secured Notes Indenture”), in respect of the issuance of an aggregate principal amount of $3,250,000,000 of 5.750% Senior Secured Notes due 2020 (the “Senior Secured Notes”).
W I T N E S S E T H :
WHEREAS pursuant to Section 4.11(a)(i) of the Senior Secured Notes Indenture, each Restricted Subsidiary incorporated or otherwise organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia shall be required to enter into its respective Senior Secured Note Guarantee within 135 days following the Issue Date (or on such later date as may be permitted by the Applicable Representative in its sole discretion);
WHEREAS pursuant to Section 9.01 of the Senior Secured Notes Indenture, BP I, the Issuers, the Trustee and the Collateral Agent are entitled to execute and deliver this Senior Secured Notes Supplemental Indenture;
Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Senior Secured Notes Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Senior Secured Note Guarantor mutually covenants and agrees for the equal and ratable benefit of the Holders of the Senior Secured Notes as follows:
1. Guarantee. The Additional Senior Secured Note Guarantor hereby jointly and severally with all other Senior Secured Note Guarantors unconditionally guarantees the Issuers’ obligations under the Senior Secured Notes and the Senior Secured Notes Indenture on the terms and subject to the conditions set forth in Article X of the Senior Secured Notes Indenture and agrees to be bound as a Senior Secured Note Guarantor by all the other applicable provisions of the Senior Secured Notes Indenture.
2.    Ratification of Senior Secured Notes Indenture; Senior Secured Notes Supplemental Indenture Part of Senior Secured Notes Indenture. Except as expressly amended hereby, the Senior Secured Notes Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Senior Secured Notes Supplemental Indenture shall form a part of the Senior Secured Notes Indenture for all purposes, and every holder of a Senior Secured Note heretofore or hereafter authenticated and delivered shall be bound hereby.
3.    Governing Law. THIS SENIOR SECURED NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
4.    Trustee, Original Collateral Agent and Additional Collateral Agent Make No Representations. The Trustee, Original Collateral Agent and Additional Collateral Agent make no representations as to the validity or sufficiency of this Senior Secured Notes Supplemental Indenture.
5.    Duplicate Originals. The parties may sign any number of copies of this Senior Secured Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
7.    No Adverse Interpretation of Other Agreements. This Senior Secured Notes Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Senior Secured Notes Supplemental Indenture.
8.    No Recourse Against Others. No (i) director, officer, employee, manager, incorporator or holder of any Equity Interests in BP I, BP II or any Issuer or any direct or indirect parent corporation or (ii) director, officer, employee or manager of the Additional Senior Secured Note Guarantor, will have any liability for any obligations of the Issuers under the Senior Secured Notes, this Senior Secured Notes Supplemental Indenture, the Senior Secured Notes Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation; provided, however, the foregoing shall not in any manner affect the liability of the Additional Senior Secured Note Guarantor with respect to its Senior Secured Note Guarantee. Each holder of Senior Secured Notes by accepting a Senior Secured Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Secured Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
9.    Indemnity. (a) The Issuers, BP I and the Additional Senior Secured Note Guarantor executing this Senior Secured Notes Supplemental Indenture, subject to Section 10.08 of the Senior Secured Notes Indenture, jointly and severally, shall indemnify the Trustee and each Agent (which in each case, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Senior Secured Notes Supplemental Indenture or a Senior Secured Note Guarantee provided herein against the Issuers, BP I or the Additional Senior Secured Note Guarantor (including this Section) and defending itself against or investigating any claim (whether asserted by the Issuers, BP I, the Additional Senior Secured Note Guarantor, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Senior Secured Notes or the removal or resignation of the Trustee or the applicable Agent. The Trustee or the applicable Agent shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the Additional Senior Secured Note Guarantor executing this Senior Secured Notes Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Senior Secured Note Guarantor, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
(b)    To secure the payment obligations of the Issuers, BP I and the Additional Senior Secured Note Guarantor in this Section, the Trustee shall have a Lien prior to the Senior Secured Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Senior Secured Notes.
10.    Successors and Assigns. All covenants and agreements of the Issuers and the Additional Senior Secured Note Guarantor in this Senior Secured Notes Supplemental Indenture and the Senior Secured Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Senior Secured Notes Supplemental Indenture shall bind its successors and assigns.
11.    Severability. In case any one or more of the provisions contained in this Senior Secured Notes Supplemental Indenture or the Senior Secured Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Senior Secured Notes Supplemental Indenture or the Senior Secured Notes.
12.    Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
If to any of the Issuers or the Additional Senior Secured Note Guarantor:
Level 22
20 Bond Street,
Sydney, NSW 2000, Australia
Attn: Helen Golding
Fax: +61292686693
helen.golding@rankgroup.co.nz
If to the Trustee, Original Collateral Agent, Principal Paying Agent, Transfer Agent or Registrar:
The Bank of New York Mellon
101 Barclay Street 7-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (724) 540-6328
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
If to the Additional Collateral Agent:
Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London EC2R 7AF
Facsimile: +44 (0)20 7397 3601
Attention: Paul Barton
13.    Amendments and Modification. This Senior Secured Notes Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Senior Secured Notes Indenture and by written agreement of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Senior Secured Notes Supplemental Indenture to be duly executed as of the date first above written.
REYNOLDS GROUP ISSUER LLC
By:    /s/ Allen Philip Hugli
    Name: Allen Philip Hugli
    Title: Vice President and Treasurer
REYNOLDS GROUP ISSUER INC.
By:    /s/ Allen Philip Hugli
    Name: Allen Philip Hugli
    Title: Vice President and Treasurer
REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By:    /s/ Helen Dorothy Golding
    Name: Helen Dorothy Golding
    Title: Authorized Signatory
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By:    /s/ Helen Dorothy Golding
    Name: Helen Dorothy Golding
    Title: Authorized Signatory

BEVERAGE PACKAGING (NEW ZEALAND) LIMITED
By:    /s/ Allen Philip Hugli
    Name: Allen Philip Hugli
    Title: Director
THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent, Registrar and Original Collateral Agent
By:    /s/ Catherine F. Donohue
    Name: Catherine F. Donohue
    Title: Vice President
WILMINGTON TRUST (LONDON) LIMITED, as Additional Collateral Agent
By:    /s/ Paul Barton
    Name: Paul Barton
    Title: Director